SIDLEY AUSTIN llp 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

October 5, 2011

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036

Re:	Morgan Stanley Capital I Inc.
Commercial Mortgage Pass-Through Certificates, Series 2011-C3

Ladies and Gentlemen:

We have acted as counsel to Morgan Stanley Capital I Inc., a Delaware corporation (the “Depositor”), in connection with the issuance of approximately $1,491,988,764 aggregate principal balance of Commercial Mortgage Pass-Through Certificates, Series 2011-C3, Class A-1, Class A-2, Class A-3 and Class A-4 Certificates (collectively, the “Publicly Offered Certificates”), Class X-A, Class X-B, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class R Certificates, pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2011 (the “Pooling and Servicing Agreement”), between the Depositor, as depositor, Wells Fargo Bank, National Association, as master servicer, custodian, certificate administrator and authenticating agent, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as trust advisor, and U.S. Bank National Association, as trustee.

For purposes of rendering this opinion letter, we have reviewed:

(i)        the Registration Statement on Form S-3 (Registration No. 333-167764) relating to the Publicly Offered Certificates (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on August 20, 2010;

(ii)       the Prospectus, dated September 2, 2011 (the “Base Prospectus”) and the Prospectus Supplement, dated September 14, 2011 (the “Prospectus Supplement”) relating to the Publicly Offered Certificates;

OCTOBER 5, 2011 PAGE 2	NEW YORK

(iii)      the Underwriting Agreement, dated as of September 14, 2011 (the “Underwriting Agreement”), between the Depositor, MSMCH, Morgan Stanley & Co. LLC and Merrill Lynch, Pierce Fenner & Smith Incorporated; and

(iv)      evidence satisfactory to us with respect to the effectiveness of the Registration Statement under the Act; and

(v)       the forms of the Publicly Offered Certificates attached as exhibits to the Pooling and Servicing Agreement.

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we deemed necessary for the purposes of this opinion.  In our examination, we have assumed the following:  (a) the genuineness of all signatures; (b) the legal capacity of natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; (e) the conformity of the text of each document filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval System to the printed documents reviewed by us; and (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed.  As to any facts material to the opinions expressed herein that were not known to us, we have relied upon certificates, statements and representations of officers and other representatives of the Depositor and others.

Our opinions set forth below are subject to:  (1) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the doctrine of estoppel; (2) the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law; (3) the effect of certain laws, rules, regulations and judicial and other decisions upon enforceability; (4) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties generally and the effect of, to the extent applicable, the rights of creditors or of secured creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates; and (5) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement that purports or is construed to provide indemnification with respect to securities law violations.

OCTOBER 5, 2011 PAGE 3	NEW YORK

Based upon and subject to the foregoing, we are of the opinion that—

A.       The Publicly Offered Certificates, when duly and validly executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement, and when delivered and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable and entitled to the benefits provided by the Pooling and Servicing Agreement.

B.        The descriptions set forth under the caption “Federal Income Tax Consequences” in the Base Prospectus and “Material Federal Income Tax Consequences” in the Prospectus Supplement, although they do not discuss all federal income tax consequences that may be applicable to the individual circumstances of particular investors (some of which may be subject to special treatment under the Internal Revenue Code of 1986), otherwise correctly describe, as of the date hereof, the material aspects of the federal income tax treatment of an investment in the Publicly Offered Certificates commonly applicable to investors that are U.S. Persons (as defined in the Base Prospectus) and, where expressly indicated therein, to investors that are not U.S. Persons.  We also hereby confirm the opinion expressly set forth under such headings as our opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the discussion of our opinions set forth in this opinion letter under the headings “Legal Matters” and “Federal Income Tax Consequences” in the Base Prospectus and “Legal Matters” and “Material Federal Income Tax Consequences” in the Prospectus Supplement.  In giving such consent, we do not consider that we are “experts”, within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

We express no opinion as to any laws other than the federal laws of the United States of America and the laws of the State of New York.  We do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.  We express no opinion with respect to any Series of Certificates for which we do not act as counsel to the Depositor.

Very truly yours,

/s/ Sidley Austin llp